Exhibit 99.1

October 16, 2014

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T’s third quarter EPS totals $0.71

Generated strong loan and core deposit growth

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported third quarter 2014 net income available to common shareholders of $520 million, compared to $268 million earned in the third quarter of 2013. Earnings per diluted common share totaled $0.71 compared to $0.37 in the third quarter of last year. The earlier quarter’s results were reduced by tax-related reserve adjustments that totaled $235 million, or $0.33 per diluted share.

“Our results for the third quarter were strong, with solid fee income, broad-based loan and core deposit growth, and continued improvement in credit quality,” said Chairman and Chief Executive Officer Kelly S. King. “Noninterest income was up slightly, overcoming seasonally lower insurance income, with mortgage banking income trending higher. Average loan growth was strong during the third quarter, with seasonal demand driving the other lending subsidiaries portfolio up 26%, while the CRE – construction and development portfolio increased 16% and the direct retail lending portfolio was up 13%.

“Credit quality continued to improve during the third quarter,” said King. “Nonperforming assets, excluding covered assets, declined 4%, and charge-offs remained below our normalized range of 50 to 70 basis points.

“During the third quarter, we sold approximately $550 million of residential mortgage loans that were primarily performing TDRs at an after-tax gain of $26 million. We also extinguished $1.1 billion of our long-term debt to take advantage of the current low interest rate environment, which resulted in an after-tax loss of $76 million. Both of these transactions will benefit our long-term performance. Additionally, we had favorable developments related to a tax position under examination that resulted in a $50 million tax benefit during the third quarter.

“We also reached agreements to expand our geographic footprint through acquisitions in Texas and the northern Kentucky/Cincinnati markets. The acquisition in Texas will add 41 retail branches with approximately $2.3 billion in deposits. Once this deal closes, we will have more than 120 branches in the fast-growing Texas markets. We also announced the signing of a definitive agreement to acquire The Bank of Kentucky, a $1.9 billion bank with 32 branches and a strong market share in the northern Kentucky/Cincinnati market,” said King.

Third Quarter 2014 Performance Highlights

•	Average loans and leases held for investment increased 4.9% on an annualized basis compared to the second quarter of 2014
o	Average C&I loans increased 5.1%
o	Average sales finance loans increased 11.3%
o	Average CRE – construction and development loans increased 16.1%
o	Average CRE – income producing properties loans increased 8.2%
o	Average loans in the other lending subsidiaries group increased 25.6%
o	Average direct retail loans increased 12.7%

•	Taxable equivalent revenues were $2.3 billion for the third quarter, an annualized increase of 1.7% compared to the second quarter
o	Net interest margin was 3.38%, down five basis points compared with the prior quarter due to lower rates on new loans and covered loan runoff
o	Mortgage banking income was $21 million higher than the prior quarter driven by an increase in residential mortgage loan production and sales

•	Average deposits increased $1.0 billion, or 3.1% annualized, compared to the prior quarter
o	Average noninterest-bearing deposits increased $1.5 billion, or 15.9%
o	Average interest-bearing deposit costs were 0.26%, consistent with last quarter
o	Deposit mix continued to improve, with average noninterest-bearing deposits representing 29.2% of total deposits, compared to 28.3% in the prior quarter

•	Asset quality continued to improve
o	Nonperforming assets, excluding covered assets, decreased $33 million, or 3.6%
o	Delinquent loans decreased $76 million, or 5.9%
o	The allowance for loan loss coverage ratio, excluding covered loans, increased to 1.82 times nonperforming loans held for investment in the third quarter, compared to 1.78 times in the second quarter

•	Capital levels remained strong across the board
o	Tier 1 common equity to risk-weighted assets was 10.5%
o	Tier 1 risk-based capital was 12.4%
o	Total capital was 15.1%
o	Basel III common equity tier 1 was 10.3%
o	Leverage capital remained strong at 9.7%
o	Tangible common equity to tangible assets was 7.9%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
	2014	2014	2013	Q2 14	Q3 13
Net income available to common shareholders	$520	$425	$268	$95	$252
Diluted earnings per common share	0.71	0.58	0.37	0.13	0.34

Net interest income - taxable equivalent	$1,385	$1,378	$1,454	$7	$(69)
Noninterest income	936	933	905	3	31
Total revenue	$2,321	$2,311	$2,359	$10	$(38)

Return on average assets (%)	1.19	1.04	0.68	0.15	0.51
Return on average risk-weighted assets (%)	1.58	1.38	0.89	0.20	0.69
Return on average common shareholders' equity (%)	9.60	8.03	5.44	1.57	4.16
Return on average tangible common shareholders'
equity (%)	15.04	12.74	9.33	2.30	5.71
Net interest margin - taxable equivalent (%)	3.38	3.43	3.68	(0.05)	(0.30)
Efficiency ratio (1) (%)	59.7	59.8	60.1	(0.1)	(0.4)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2014 compared to Second Quarter 2014

Consolidated net income available to common shareholders for the third quarter of 2014 was $520 million, an increase of $95 million compared to the second quarter of 2014. On a diluted per common share basis, earnings for the third quarter were $0.71, compared to $0.58 earned in the prior quarter. BB&T’s results of operations for the third quarter produced an annualized return on average assets of 1.19%, an annualized return on average risk-weighted assets of 1.58% and an annualized return on average common shareholders’ equity of 9.60%, compared to prior quarter ratios of 1.04%, 1.38% and 8.03%, respectively. BB&T’s return on average tangible common shareholders’ equity was 15.04% for the third quarter of 2014, compared to 12.74% for the prior quarter.

Third quarter financial results reflect the impact of three significant events that had no impact on net income when considered in the aggregate. During the third quarter, residential mortgage loans (primarily performing TDRs) with a carrying value of approximately $550 million were sold at a net gain, which was recognized as an allowance release of $42 million, or $26 million on an after-tax basis. Results also reflect a loss on the early extinguishment of debt totaling $122 million, or $76 million on an after-tax basis, related to $1.1 billion of higher cost FHLB advances. BB&T also had favorable developments related to a tax position under examination that resulted in the recognition of a $50 million tax benefit.

Financial results for the prior quarter were negatively impacted by after-tax adjustments totaling $88 million, or $0.12 per diluted share, that were recorded in connection with the identification of potential exposures related to residential mortgage loans originated by BB&T and insured by the Federal Housing Administration (“FHA”), and in connection with adjustments to previously recorded income tax reserves.

Total revenues were $2.3 billion for the third quarter of 2014, an increase of $10 million compared to the prior quarter, which reflects increases in taxable-equivalent net interest income of $7 million and noninterest income of $3 million.

The increase in taxable-equivalent net interest income includes a $6 million increase in interest income and a $1 million decrease in interest expense. Net interest margin was 3.38% for the third quarter, a decrease of five basis points compared to the prior quarter. Average earning assets increased $1.7 billion, or 4.3% annualized, while average interest-bearing liabilities decreased $238 million, or 0.8% annualized. The annualized yield on the total loan portfolio for the third quarter was 4.37%, an eight basis point decrease compared to the prior quarter, which primarily reflects lower yields on new loans and the continued runoff of higher yielding covered loans. The annualized fully taxable-equivalent (“FTE”) yield on the average securities portfolio for the third quarter was 2.43%, flat compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.26%, unchanged from the prior quarter. The average annualized rate paid on long-term debt was 2.36%, a decrease of two basis points compared to the prior quarter, which primarily reflects lower rates on third quarter debt issuances.

The provision for credit losses, excluding covered loans, for the third quarter was $46 million, a decrease of $37 million compared to the prior quarter. This decrease was primarily driven by a $42 million allowance release related to the previously described loan sale. Excluding covered loans, net charge-offs for the third quarter totaled $142 million, an increase of $25 million compared to the prior quarter. Net charge-offs in the current quarter included $15 million related to the loan sale. Excluding the reserve for unfunded lending commitments and the impact of the loan sale, the reserve release during the third quarter totaled $17 million, compared to $39 million for the prior quarter.

Noninterest expense was $1.6 billion for the third quarter, up $5 million compared to the prior quarter. This increase primarily reflects the previously described $122 million loss on early extinguishment of debt, offset by reserve adjustments totaling $118 million related to FHA loan exposures that were recorded in the prior quarter.

The provision for income taxes was $134 million for the third quarter, compared to $173 million for the prior quarter. This produced an effective tax rate for the third quarter of 19.3%, compared to 26.6% for the prior quarter. The decrease in the effective tax rate primarily reflects the $50 million tax benefit previously mentioned. Excluding this adjustment, the effective tax rate was 26.5%.

Third Quarter 2014 compared to Third Quarter 2013

Consolidated net income available to common shareholders for the third quarter of 2014 was $520 million, an increase of $252 million compared to the same quarter of 2013. The earlier quarter included a $235 million tax adjustment in connection with a disputed tax position related to a financing transaction. On a diluted per common share basis, earnings for the third quarter of 2014 were $0.71, compared to $0.37 ($0.70 excluding the tax adjustment) for the earlier quarter. BB&T’s results of operations for the third quarter of 2014 produced an annualized return on average assets of 1.19%, an annualized return on average risk-weighted assets of 1.58% and an annualized return on average common shareholders’ equity of 9.60%, compared to prior quarter ratios of 0.68% (1.19% adjusted), 0.89% (1.56% adjusted) and 5.44% (10.22% adjusted), respectively. BB&T’s return on average tangible common shareholders’ equity was 15.04% for the third quarter of 2014, compared to 9.33% (17.05% adjusted) for the earlier quarter.

Total revenues were $2.3 billion for the third quarter of 2014, a decrease of $38 million compared to the earlier quarter. The decrease in total revenues included a $69 million decrease in taxable-equivalent net interest income, partially offset by a $31 million increase in noninterest income.

Net interest margin was 3.38%, down 30 basis points compared to the earlier quarter. Average earning assets increased $5.9 billion, or 3.8%, while average interest-bearing liabilities increased $107 million, or 0.1%. The annualized yield on the total loan portfolio for the third quarter was 4.37%, a decrease of 45 basis points compared to the earlier quarter, which primarily reflects lower yields on new loans, the continued runoff of higher yielding covered loans, and the sale of a consumer lending subsidiary during the fourth quarter of 2013. The annualized FTE yield on the average securities portfolio for the third quarter was 2.43%, which was 13 basis points lower than the earlier period.

The average annualized cost of interest-bearing deposits was 0.26%, a decline of five basis points compared to the earlier quarter. This decrease was driven by a 19 basis point improvement in the cost of time deposits and IRAs and an improvement in deposit mix. The average annualized rate paid on long-term debt was 2.36%, a decrease of 69 basis points compared to the earlier quarter. This decrease was the result of lower rates on new issues during the last twelve months.

The $31 million increase in noninterest income was primarily driven by $30 million higher insurance income.

The provision for credit losses, excluding covered loans, declined $44 million, or 48.9%, compared to the earlier quarter due to the loan sale and improved credit quality. Net charge-offs for the third quarter of 2014, excluding covered loans and the impact of the loan sale, totaled $127 million, down $15 million compared to the earlier quarter. Excluding the reserve for unfunded lending commitments and the impact of the loan sale, the reserve release was $17 million for the third quarter of 2014 compared to $63 million in the earlier quarter.

Noninterest expense was $1.6 billion for the third quarter of 2014, an increase of $85 million compared to the earlier quarter. This increase reflects the impact of the $122 million loss on early extinguishment of debt, which was partially offset by decreases in professional services and regulatory charges that totaled $26 million and $17 million, respectively.

The provision for income taxes was $134 million for the third quarter of 2014, compared to $450 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2014 of 19.3%, compared to 59.3% for the earlier quarter. The decrease in the effective tax rate reflects the $50 million tax benefit that was recognized in the current quarter and the $235 million adjustment to the income tax provision that was recognized in the earlier quarter. Excluding the impact of these adjustments, the effective tax rates were 26.5% and 28.3% for the third quarter of 2014 and 2013, respectively.

REVENUE, NET OF PROVISION, IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
(dollars in millions)	2014	2014	2013	Q2 14	Q3 13
Interest income ― covered loans	$67	$73	$106	$(6)	$(39)
Interest income ― covered securities	31	32	38	(1)	(7)
Total interest income	98	105	144	(7)	(46)
Provision for covered loans	12	9	(2)	3	14
FDIC loss share income, net	(87)	(88)	(74)	1	(13)
Net revenue after provision for covered loans	$23	$26	$68	$(3)	$(45)

FDIC loss share income, net
Offset to provision for covered loans	$(10)	$(7)	$2	$(3)	$(12)
Accretion due to credit loss improvement	(67)	(70)	(62)	3	(5)
Accretion for securities	(10)	(11)	(14)	1	4
	$(87)	$(88)	$(74)	$1	$(13)

(1)	Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed.

Third Quarter 2014 compared to Second Quarter 2014

Interest income on covered loans and securities was $7 million lower than the prior quarter. The decline was primarily the result of a $6 million decrease in interest income on covered loans, which reflects lower average covered loan balances. The yield on covered loans for the third quarter was 17.12% compared to 16.77% in the prior quarter.

As of October 1, 2014, the loss sharing provisions of the commercial loss sharing agreement expired. As a result, losses on the assets subject to this agreement (commercial loans, other related assets and certain AFS securities) are no longer shared with the FDIC. However, gains on the disposition of assets subject to this agreement will be shared with the FDIC through September 30, 2017. Any gains realized after September 30, 2017 would not be shared with the FDIC. Assets subject to the single family loss sharing agreement are indemnified through August 31, 2019.

The carrying value of commercial loans and related other assets that are no longer subject to loss sharing was $741 million and $58 million, respectively, at September 30, 2014. The AFS securities subject to the provisions of the commercial loss sharing agreement are carried at fair value, which totaled $1.3 billion at September 30, 2014.

The loss sharing coverage related to the covered AFS securities is based on a contractually-specified value of the securities as of the date of the loss sharing agreement, adjusted to reflect subsequent pay-downs, redemptions or maturities on the underlying securities. The contractually-specified value of these securities totaled approximately $663 million at September 30, 2014.

During the period of gain sharing (October 1, 2014 through September 30, 2017), any decline in the fair value of the covered AFS securities down to the contractually-specified value would reduce BB&T’s liability to the FDIC at the applicable loss sharing percentage. BB&T would not be indemnified for declines in the fair value of the covered securities below the contractually-specified amount.

Third Quarter 2014 compared to Third Quarter 2013

Interest income on covered loans and securities for the third quarter of 2014 decreased $46 million compared to the earlier quarter, primarily resulting from decreased interest income related to covered loans totaling $39 million. The decline in interest income related to covered loans primarily reflects lower average covered loan balances. The yield on covered loans for the third quarter of 2014 was 17.12% compared to 16.78% in the earlier quarter.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
	2014	2014	2013	Q2 14	Q3 13
				(annualized)
Insurance income	$385	$422	$355	(34.8)	8.5
Service charges on deposits	156	149	152	18.6	2.6
Mortgage banking income	107	86	117	96.9	(8.5)
Investment banking and brokerage fees and
commissions	95	92	89	12.9	6.7
Bankcard fees and merchant discounts	70	70	67	―	4.5
Trust and investment advisory revenues	56	55	51	7.2	9.8
Checkcard fees	52	52	51	―	2.0
Income from bank-owned life insurance	28	25	27	47.6	3.7
FDIC loss share income, net	(87)	(88)	(74)	(4.5)	17.6
Securities gains (losses), net	(5)	―	―	NM	NM
Other income	79	70	70	51.0	12.9
Total noninterest income	$936	$933	$905	1.3	3.4

NM - not meaningful.

Third Quarter 2014 compared to Second Quarter 2014

Noninterest income was $936 million for the third quarter, up slightly compared to the prior quarter. This increase was driven by higher mortgage banking income, along with modest increases in several other categories of noninterest income. These increases were partially offset by a $37 million decrease in insurance income due to seasonality. Mortgage banking income was $21 million higher than the prior quarter, reflecting higher gains on residential mortgage loan production and sales due to wider margins and increased volume. The decrease in insurance income compared to the prior quarter primarily reflects a seasonal decrease in property and casualty insurance commissions.

Third Quarter 2014 compared to Third Quarter 2013

Noninterest income for the third quarter of 2014 increased $31 million, or 3.4%, compared to the earlier quarter. This increase was primarily driven by $30 million of higher insurance income, which reflects increased production across nearly all lines of BB&T’s insurance businesses. Increases in other income, investment banking and brokerage fees and commissions, trust and investment advisory revenues, and services charges on deposits, which were up a combined $24 million, also contributed to the overall increase in noninterest income. These increases were partially offset by a $13 million decrease in FDIC loss share income, which is largely attributable to the offset to the provision for covered loans, and a $10 million decrease in mortgage banking income, which reflects a decline in production from the prior year’s record levels.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
	2014	2014	2013	Q2 14	Q3 13
				(annualized)
Personnel expense	$795	$809	$805	(6.9)	(1.2)
Occupancy and equipment expense	170	168	177	4.7	(4.0)
Loan-related expense	84	100	70	(63.5)	20.0
Professional services	34	34	60	―	(43.3)
Software expense	44	42	39	18.9	12.8
Regulatory charges	23	30	40	(92.6)	(42.5)
Outside IT services	30	31	24	(12.8)	25.0
Amortization of intangibles	23	23	26	―	(11.5)
Foreclosed property expense	11	10	14	39.7	(21.4)
Merger-related and restructuring charges, net	7	13	4	(183.1)	75.0
Loss on early extinguishment of debt	122	―	―	NM	NM
Other expense	213	291	212	(106.3)	0.5
Total noninterest expense	$1,556	$1,551	$1,471	1.3	5.8

NM - not meaningful.

Third Quarter 2014 compared to Second Quarter 2014

Noninterest expense was $1.6 billion for the third quarter, up $5 million compared to the prior quarter. The third quarter included a $122 million loss on the early extinguishment of $1.1 billion of higher cost FHLB advances, which was largely offset by lower other expense, loan-related expense and personnel expense. The decreases in other expense and loan-related expense primarily reflect the prior quarter reserve adjustments related to FHA-insured loans originated by BB&T that totaled $118 million. The decrease in personnel expense was primarily driven by fewer FTEs and lower equity-based compensation for retirement eligible employees.

Third Quarter 2014 compared to Third Quarter 2013

Noninterest expense for the third quarter of 2014 was $85 million higher than the same period of 2013. The increase was primarily driven by the previously described loss on early extinguishment of debt and higher loan-related expense, partially offset by decreased personnel expense, professional services and regulatory charges. The increase in loan-related expense was primarily due to higher mortgage foreclosure-related expenses. The decrease in personnel expense, which totaled $10 million, reflects a decrease in qualified pension plan expense that was driven by lower amortization of net actuarial losses and fewer FTEs, partially offset by higher production-related incentives and increased post-employment benefits expense, which is offset in other income. Professional services decreased $26 million primarily due to lower legal and project-related expenses. Regulatory charges decreased $17 million largely due to improved credit and the beneficial impact associated with bank note issuances. Other expense was flat as higher operating charge-offs in the current quarter were offset by adjustments on owned real estate in the earlier quarter.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
	2014	2014	2013	Q2 14	Q3 13
				(annualized)
Commercial and industrial	$39,906	$39,397	$38,446	5.1	3.8
CRE - income producing properties	10,596	10,382	9,907	8.2	7.0
CRE - construction and development	2,670	2,566	2,459	16.1	8.6
Direct retail lending	7,912	7,666	16,112	12.7	(50.9)
Sales finance	10,313	10,028	8,992	11.3	14.7
Revolving credit	2,396	2,362	2,308	5.7	3.8
Residential mortgage	32,000	32,421	23,403	(5.2)	36.7
Other lending subsidiaries	11,234	10,553	11,018	25.6	2.0
Total, excluding covered loans	117,027	115,375	112,645	5.7	3.9
Covered	1,537	1,739	2,502	(46.1)	(38.6)
Total loans and leases held for investment	$118,564	$117,114	$115,147	4.9	3.0

Average loans held for investment for the third quarter of 2014 increased $1.5 billion, or an annualized 4.9%, compared to the prior quarter. The increase in average loans held for investment was primarily driven by growth in the other lending subsidiaries, commercial and industrial and sales finance portfolios of $681 million, $509 million and $285 million, respectively. Growth in average loans held for investment was negatively impacted by continued runoff in the covered loan portfolio of $202 million, or 46.1% on an annualized basis.

Average residential mortgage loans decreased $421 million compared to the prior quarter, which reflects a change in strategy that resulted in all loans with eligible collateral types, including adjustable rate mortgages and 10 and 15 year term production, being directed to the held for sale portfolio, and the impact on average mortgage loan balances arising from the previously described loan sale that occurred in the third quarter.

Average other lending subsidiaries loans increased $681 million, or 25.6% annualized, compared to the prior quarter. This increase was driven by growth in the small ticket consumer finance portfolio, which totaled $208 million, or 27.0% on an annualized basis, along with seasonal growth in the insurance premium finance portfolio totaling $204 million, and a $112 million increase in the non-prime automobile finance portfolio.

Average commercial and industrial loans increased $509 million, or an annualized 5.1%, compared to the prior quarter, driven by growth in middle-market corporate lending, mortgage warehouse lending and tax-exempt financings. The CRE – construction and development and CRE – income producing properties portfolios reported annualized growth rates of 16.1% and 8.2%, respectively. The average sales finance portfolio increased $285 million, or 11.3% annualized, based on continued strength in the prime automobile lending market.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
	2014	2014	2013	Q2 14	Q3 13
				(annualized)
Noninterest-bearing deposits	$38,103	$36,634	$34,244	15.9	11.3
Interest checking	18,588	18,406	18,826	3.9	(1.3)
Money market and savings	49,974	48,965	48,676	8.2	2.7
Time deposits and IRAs	23,304	25,010	25,562	(27.1)	(8.8)
Foreign office deposits - interest-bearing	639	584	640	37.4	(0.2)
Total deposits	$130,608	$129,599	$127,948	3.1	2.1

Average deposits for the third quarter were $130.6 billion, a $1.0 billion increase, or 3.1% on an annualized basis, compared to the prior quarter. The growth in average deposits included a $1.5 billion increase in average noninterest-bearing deposits and a $1.0 billion increase in average money market and savings deposits. This growth was partially offset by a $1.7 billion decrease in time deposits and IRAs. Deposit mix improved with average noninterest-bearing deposits increasing to 29.2% of total average deposits for the third quarter, compared to 28.3% for the prior quarter.

The growth in average noninterest-bearing deposits was primarily driven by an increase in average commercial accounts totaling $1.7 billion. The increase in average money market and savings deposits was driven by increases of $1.1 billion in commercial accounts and $281 million in retail accounts, partially offset by a decrease in public funds accounts totaling $334 million. The decrease in average time deposits and IRAs includes a $1.0 billion decrease in non-client certificates of deposit, with the remainder of the decrease primarily attributable to retail and public funds accounts.

During the second quarter of 2014, BB&T completed the purchase of 21 branches in Texas that resulted in the acquisition of $1.2 billion in deposits. This acquisition had an $863 million impact on average deposit balances for the third quarter, primarily in interest checking and money market and savings accounts.

The cost of interest-bearing deposits was 0.26% for the third quarter, flat compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
Segment Net Income	2014	2014	2013	Q2 14	Q3 13
Community Banking	$231	$221	$250	$10	$(19)
Residential Mortgage Banking	80	(21)	100	101	(20)
Dealer Financial Services	51	63	56	(12)	(5)
Specialized Lending	71	60	82	11	(11)
Insurance Services	36	57	27	(21)	9
Financial Services	71	67	79	4	(8)
Other, Treasury and Corporate	21	31	(285)	(10)	306
Total net income	$561	$478	$309	$83	$252

Third Quarter 2014 compared to Second Quarter 2014

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $231 million in the third quarter, a $10 million increase over the prior quarter. Segment net interest income increased $5 million, primarily driven by growth in average CRE loans and direct retail loans, partially offset by lower credit spreads on loans. Average loans grew $517 million, or 4.2% annualized, while noninterest-bearing deposits grew $1.1 billion, or 13.3% on an annualized basis. Noninterest expense decreased $17 million driven by lower personnel expense, merger-related and restructuring charges, and loan-related expense. The allocated provision for credit losses increased $17 million as a result of growth in the CRE –income producing properties loan portfolio, partially offset by a reduction in charge-offs.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $80 million in the third quarter of 2014, compared to a net loss of $21 million in the prior quarter. Noninterest income increased $14 million driven by higher gains on residential mortgage loan production and sales due to wider margins and increased volume. The allocated provision for credit losses reflected a net recovery of $48 million in the third quarter of 2014, compared to a net recovery of $1 million in the prior quarter, primarily due to the previously discussed loan sale. Noninterest expense decreased $99 million compared to the prior quarter, which primarily reflects the prior quarter reserve adjustments related to FHA-insured loan exposures totaling $118 million. The provision for income taxes was $60 million higher than the prior quarter primarily due to higher pre-tax income.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and through the Community Bank provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $51 million in the third quarter of 2014, a decrease of $12 million compared to the prior quarter. The allocated provision for credit losses increased $22 million as the result of seasonally higher charge-offs in the non-prime automobile loan portfolio. Dealer Financial Services grew average loans by $400 million, or 13.4% on an annualized basis, compared to the prior quarter.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $71 million in the third quarter of 2014, an increase of $11 million over the prior quarter. Segment net interest income increased $2 million driven by higher mortgage warehouse, small ticket consumer finance, insurance premium finance and commercial mortgage loan balances, partially offset by lower credit spreads. The allocated provision for credit losses decreased $9 million driven by moderating mortgage warehouse loan growth and net recoveries in the asset-based lending business. Specialized Lending grew average loans by $751 million, or 19.3% on an annualized basis, compared to the prior quarter.

Insurance Services

BB&T’s insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $36 million in the third quarter of 2014, a decrease of $21 million compared to the prior quarter. Insurance Service’s noninterest income decreased $37 million, which primarily reflects a seasonal decrease in wholesale and retail property and casualty insurance commissions and lower employee benefit commissions. Noninterest expense decreased $11 million driven by lower salaries and performance-based incentives.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives, and BB&T Capital Partners, which manages the company’s SBIC private equity investments.

Financial Services net income was $71 million in the third quarter of 2014, an increase of $4 million compared to the prior quarter. Segment net interest income increased $4 million driven largely by Corporate Banking loan and deposit growth, partially offset by lower credit and funding spreads. Noninterest expense decreased $7 million compared to the prior quarter, driven by lower personnel expense and operating charge-offs. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $423 million, or an annualized 18.6%, over the prior quarter, while BB&T Wealth’s average loan balances increased $100 million, or 37.1% on an annualized basis. Corporate Banking’s average deposits grew $1.1 billion, or 61.9% on an annualized basis, driven by higher noninterest-bearing and money market deposits.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. In the third quarter of 2014, Other, Treasury & Corporate generated net income of $21 million, a decrease of $10 million from the prior quarter. Noninterest expense increased $134 million, primarily due to a $122 million loss on the early extinguishment of FHLB debt and higher personnel expense related to internal business initiatives. The allocated provision for credit losses reflected a net recovery of $31 million in the current quarter compared to a net recovery of $7 million in the prior quarter. This change primarily reflects a net $22 million decrease in the reserve for unfunded lending commitments driven by improvements related to the mix of lines of credit, letters of credit, and bankers’ acceptances. The provision for income taxes was $98 million less than the prior quarter primarily due to a higher pretax loss and the $50 million tax adjustment previously discussed.

Third Quarter 2014 compared to Third Quarter 2013

Community Banking

Community Banking net income was $231 million in the third quarter of 2014, a decrease of $19 million compared to the earlier quarter. Segment net interest income decreased $24 million, primarily driven by lower credit and funding spreads, partially offset by growth in commercial real estate, dealer floor plan, and direct retail loans. Intersegment net referral fees decreased $11 million driven by lower mortgage banking referrals. The $29 million decrease in noninterest expense was primarily attributable to lower personnel, occupancy and equipment and regulatory expense.

Residential Mortgage Banking

Residential Mortgage Banking net income was $80 million in the third quarter of 2014, a decrease of $20 million compared to the earlier quarter. Segment net interest income decreased $24 million, primarily the result of loan mix and lower average loans held for sale balances. Noninterest income decreased $14 million, which reflects a decline in production from the prior year’s record levels. This decrease was partially offset by higher gain on sale margins driven by a higher retail production mix and higher mortgage loan servicing income. Noninterest expense increased $11 million, primarily attributable to higher foreclosure-related expense, partially offset by lower personnel expense. The allocated provision for credit losses was a net recovery of $48 million in the current quarter compared to a $29 million net recovery in the earlier quarter, which reflects the allowance release related to the sale of residential mortgage loans in the current quarter, partially offset by a moderation in the rate of improvement in credit trends compared to the earlier quarter.

Dealer Financial Services

Dealer Financial Services net income was $51 million in the third quarter of 2014, a decrease of $5 million compared to the earlier quarter, primarily due to an increase in the allocated provision for credit losses. The allocated provision for credit losses increased $5 million primarily due to higher charge-offs in the Regional Acceptance loan portfolio, which reflects a normalization of credit trends in that portfolio. Dealer Financial Services grew average loans by $1.1 billion, or 10.3%, compared to the earlier quarter.

Specialized Lending

Specialized Lending net income was $71 million in the third quarter of 2014, a decrease of $11 million compared to the earlier quarter. Segment net interest income decreased $37 million compared to the earlier quarter, which primarily reflects the sale of a consumer lending subsidiary in the fourth quarter of 2013. Noninterest expense decreased $16 million driven by lower personnel, occupancy and equipment, loan-related and professional services expense. Small ticket consumer finance, equipment finance, mortgage warehouse lending and commercial mortgage experienced strong growth compared to the earlier quarter.

Insurance Services

Insurance Services net income was $36 million in the third quarter of 2014, an increase of $9 million compared to the earlier quarter. The increase in net income was primarily due to higher noninterest income of $30 million driven by higher property and casualty insurance commissions as the result of strong new and renewal business and improving market conditions. Noninterest expense increased $10 million, primarily attributable to higher personnel expense, business referral expense, and operating charge-offs.

Financial Services

Financial Services net income was $71 million in the third quarter of 2014, a decrease of $8 million from the earlier quarter. Noninterest expense increased $7 million compared to the earlier quarter, driven by higher performance-based incentives, sub-advisory fees, and mutual fund administration and distribution fees. The allocated provision for credit losses increased $5 million as the result of a moderation in the rate of improvement in credit trends related to the Corporate Banking loan portfolio compared to the earlier quarter. Noninterest income increased $7 million, driven by higher investment banking and trust and investment advisory income. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $1.9 billion, or 24.5%, over the earlier quarter while BB&T Wealth’s average loan balances increased $250 million, or 27.1%.

Other, Treasury & Corporate

In the third quarter of 2014, Other, Treasury & Corporate generated net income of $21 million compared to a net loss of $285 million in the earlier quarter. This segment’s results include the $50 million tax benefit that was recognized in the current quarter and the $235 million adjustment to the income tax provision that was recognized in the earlier quarter. Segment net interest income increased $19 million in the current quarter primarily due to an increase in the size of the investment portfolio and lower corporate borrowing costs. The allocated provision for credit losses was a net recovery of $31 million in the current quarter compared to a $27 million provision in the earlier quarter, which reflects the impact of the quarterly reassessment of expected future cash flows on the covered loan portfolio and a $33 million decrease in the reserve for unfunded lending commitments driven by improvements in the current quarter related to the mix of lines of credit, letters of credit, and bankers’ acceptances. Noninterest expense increased $104 million, primarily due to a $122 million loss on early extinguishment of FHLB debt, partially offset by lower professional services expense.

CAPITAL RATIOS (1)
	Q3	Q2	Q1	Q4	Q3
	2014	2014	2014	2013	2013
Risk-based:
Tier 1 common equity to risk-weighted assets (%) (2)	10.5	10.2	10.2	9.9	9.4
Tier 1 (%)	12.4	12.1	12.1	11.8	11.3
Total (%)	15.1	14.4	14.6	14.3	13.9
Basel III common equity Tier 1, estimated (%) (2)	10.3	10.0	10.0	9.7	9.2
Leverage (%)	9.7	9.5	9.5	9.3	9.0
Tangible common equity to tangible assets (%) (2)	7.9	7.7	7.6	7.3	6.9

(1)	Regulatory capital ratios are preliminary.
(2)	Tier 1 common equity, Basel III common equity Tier 1, tangible common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

Capital generation resulted in even stronger capital levels at September 30, 2014. BB&T declared total common dividends of $0.24 during the third quarter of 2014, which resulted in a dividend payout ratio of 33.3%.

BB&T’s estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.3% at September 30, 2014, based on management’s interpretation of the final rules adopted July 2, 2013 by the Federal Reserve Board that established a new comprehensive capital framework for U.S. banking organizations.

Based on management’s interpretation of proposed rules that will be effective January 1, 2015, BB&T’s liquidity coverage ratio was approximately 132% at September 30, 2014, compared to the regulatory minimum of 80%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14% at September 30, 2014.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 14 vs.	Q3 14 vs.
	2014	2014	2013	Q2 14	Q3 13
Total nonperforming assets	$883	$916	$1,162	$(33)	$(279)
Total loans 90 days past due and still accruing	339	356	388	(17)	(49)
Total loans 30-89 days past due	878	937	996	(59)	(118)
Allowance for loan and lease losses	1,425	1,499	1,712	(74)	(287)
Total performing TDRs	1,138	1,686	1,725	(548)	(587)

Nonperforming loans and leases as a percentage of
loans and leases held for investment (%)	0.67	0.71	0.91	(0.04)	(0.24)
Nonperforming assets as a percentage of total assets (%)	0.48	0.49	0.65	(0.01)	(0.17)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.22	1.27	1.51	(0.05)	(0.29)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.48	0.41	0.50	0.07	(0.02)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	2.54	3.19	3.03	(0.65)	(0.49)
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.82	1.78	1.66	0.04	0.16

(1)	Excludes amounts related to covered assets and government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $33 million during the quarter ended September 30, 2014, primarily driven by a $39 million decline in nonperforming commercial and industrial loans. At September 30, 2014, nonperforming loans and leases represented 0.67% of loans and leases held for investment, excluding covered assets, compared to 0.71% at June 30, 2014.

Loans 30-89 days past due and still accruing, excluding government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase, totaled $878 million at September 30, 2014, a decrease of $59 million compared to the prior quarter. This decrease was primarily driven by the previously described loan sale that occurred during the third quarter. Loans 90 days or more past due and still accruing totaled $339 million at September 30, 2014, a decrease of $17 million compared to the prior quarter, which primarily reflects a decrease in delinquencies on government guaranteed residential mortgage loans.

Total performing TDRs were $1.1 billion at September 30, 2014, a decrease of $548 million compared to June 30, 2014, primarily driven by the previously described loan sale. Excluding covered loans, net charge-offs during the third quarter totaled $142 million, up $25 million compared to the prior quarter, primarily driven by $15 million of net charge-offs related to the loan sale. As a percentage of average loans and leases, annualized net charge-offs excluding covered loans were 0.48%, compared to 0.41% in the prior quarter.

Excluding covered loans, the allowance for loan and lease losses was $1.4 billion, a decrease of $74 million compared to the prior quarter. As of September 30, 2014, the allowance for loan and lease losses was 1.22% of total loans and leases held for investment, excluding covered loans, compared to 1.27% at June 30, 2014. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 1.82 times nonperforming loans and leases held for investment, excluding covered loans, compared to 1.78 times at June 30, 2014. At September 30, 2014, the allowance for loan and lease losses was 2.54 times annualized net charge-offs excluding covered loans, compared to 3.19 times at June 30, 2014.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live third quarter 2014 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com/earnings. Replays of the conference call will be available by dialing 888-203-1112 (access code 4313363) until November 16, 2014.

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com/earnings.

BB&T’s third quarter 2014 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com/earnings.

About BB&T

As of September 30, 2014, BB&T is one of the largest financial services holding companies in the U.S. with $187 billion in assets and market capitalization of $26.8 billion. Based in Winston-Salem, N.C., the company operates 1,842 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes covered and government guaranteed GNMA loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. The Basel III common equity Tier I ratio reflects management’s interpretation of the regulatory requirements, which is subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements from the numerator and denominator of these ratios. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.

•	Diluted EPS and the effective tax rate have been adjusted to exclude the impact of certain adjustments. BB&T’s management believes these adjustments increase comparability of period-to-period results and uses these measures to assess performance and believes investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T’s Third Quarter 2014 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;
•	disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe;
•	changes in the interest rate environment and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
•	a reduction may occur in BB&T’s credit ratings;
•	adverse changes may occur in the securities markets;
•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
•	natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operations or the ability or willingness of BB&T’s customers to access the financial services BB&T offers;
•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•	expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames;
•	significant litigation could have a material adverse effect on BB&T;
•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;
•	cyber-security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect our business and financial performance, or our reputation; and
•	failure to implement part or all of the Company’s new ERP system could result in impairment charges that adversely impact BB&T’s financial condition and results of operations and could result in significant additional costs to BB&T.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.